Exhibit 3.1
ROSS MIlLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 587-5708 Website: www.nvsos-gov

Certificate of Designation (PURSUANT TO NRS 78.1955)	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20110358962-57 Filing Date and Time 05/13/2011 12:07 PM Entity Number E0050842007-1

Certificate of Designation For
Nevada profit Corporations.
(Pursuant to NRS 76.1956)

1. Name of corporation:

FluoroPharma Medical, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1. Designation and Rank.

(a) Designation. The designation of such series of the Preferred Stock shall be the Series A Preferred Stock, par value $.001 per share (the "Series A Preferred Stock*)- The maximum number of shares of Series A Preferred Stock shall be three million, five hundred thousand (3,500,000) Shares.

See attached.

3. Effective date of filing: (optional) :_____________________
                                                               (must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X       /s/ Anna Chalmers
          Anna Chalmers
          President
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above Information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.
Nevada Secreatary of State Stock Designation
Revised 38-09

CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS
AND
PREFERENCES
OF THE
SERIES A PREFERRED STOCK
OF
FLUOROPHARMA MEDICAL, INC.

The undersigned, Chief Executive Officer of FluoroPharma Medical, Inc., a Nevada corporation (the “Corporation”), DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended, the following resolution creating a series of Series A Preferred Stock, was duly adopted by the Board of Directors of the Corporation by unanimous written consent on May 13, 2011:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by provisions of the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), there hereby is created out of the shares of Preferred Stock, par value $.001 per share, of the Corporation authorized in Article V of the Certificate of Incorporation (the “Preferred Stock”), a series of Preferred Stock of the Corporation, to be named “Series A Preferred Stock,” consisting of three million, five hundred thousand (3,500,000) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. Designation and Rank.

(a) Designation.  The designation of such series of the Preferred Stock shall be the Series A Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”).  The maximum number of shares of Series A Preferred Stock shall be three million, five hundred thousand (3,500,000) Shares.

(b) Rank.  The Series A Preferred Stock shall rank prior to the common stock, par value $.001 per share (the “Common Stock”), and to all other classes and series of equity securities of the Corporation (together with the Common Stock, the “Junior Stock”).

(c) Stated Value.  Each share of Series A Preferred Stock shall have a stated value of $.83 per share (as appropriately adjusted to reflect any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock, the “Stated Value”).

2. Dividends.

(a) Cumulative Preferred Dividends.  Before any dividends shall be paid or set aside for payment on any Junior Stock of the Corporation, each holder of the Series A Preferred Stock shall be entitled to receive cash dividends payable on the Stated Value of the Series A Preferred Stock at a rate of 10% per annum which shall be cumulative, accrue daily from the original issuance date of the Series A Preferred Stock (the “Issuance Date”); provided however, if either (x) the Corporation shall not have consummated a Qualified Financing with aggregate gross proceeds to the Corporation of $7,000,000 on or before June 30, 2012, or (y) for any reason, any shares of Common Stock issuable upon conversion of the Series A Preferred Stock are not registered under the Securities Act of 1933 (the “Act”) pursuant to an effective registration statement on or before June 30, 2012 or are not otherwise eligible for sale under Rule 144 of the Act, then, effective July 1, 2012, the rate of dividends on the Series A Preferred Stock shall increase to 12% per annum.

(b) Payment of Dividends.  The Corporation shall be required to pay all accrued and unpaid dividends (whether or not declared) in respect of the Series A Preferred Stock semi-annually on each June 30 and December 31 of each calendar year.  All such dividends shall be paid in cash; provided, that, at the option of the Corporation in compliance with this Section 2(b), the Corporation may pay any accrued and unpaid dividends on the Series A Preferred Stock in the form of additional shares of Series A Preferred  Stock, with each share of Series A Preferred Stock being valued for this purpose at the Stated Value in effect on the date of payment.

3. Voting.

(a) Voting Rights. Except as otherwise expressly required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to the number of votes for each share of Series A Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, equal to the number of shares of Common Stock such shares of Series A Preferred Stock are convertible into at such time.  Except as otherwise required by law, or otherwise provided herein, the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

(b) Limitations on Corporate Actions.  Notwithstanding anything to the contrary herein, as long as at least 25% of the shares of Series A Preferred Stock that were initially issued on the Issuance Date (as appropriately adjusted to reflect any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) are outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of a majority of the then-outstanding shares of the Series A Preferred Stock consenting or voting (as the case may be) as a separate class from the Common Stock, the Corporation shall not:

(i) amend, waive or repeal (including through a merger, consolidation or similar event) any provision of the certificate or articles of incorporation or By-Laws of the Corporation in any manner that adversely affects the rights of the holders of the Series A Preferred Stock;

(ii) alter or change adversely the preferences, rights, privileges, or restrictions of the Series A Preferred Stock contained herein;

(iii) incur, or permit any subsidiary of the Company to incur, any debt or other obligation, including but not limited to accounts payable, accrued but unpaid employee compensation, and other accrued but unpaid expenses, if, after giving effect to such incurrence, the aggregate outstanding debt and other obligations of the Corporation and its subsidiaries would exceed $500,000;

(iv) effect, or permit any subsidiary of the Company to effect, any merger, sale, consolidation or reorganization of the Corporation or any such subsidiary unless, in connection with such merger, sale, consolidation or reorganization, the holders of the Series A Preferred Stock receive pursuant to Section 4(a) a distribution per share of Series A Preferred Stock in an amount at least equal to the Stated Amount per share of Series A Preferred Stock, together with all accrued dividends thereon;

(v) liquidate, dissolve or wind up the Corporation or any of its subsidiaries;

(vi) authorize or create any class or series of stock having rights, preferences or privileges in any respect senior to or otherwise pari passu with the Series A Preferred Stock;
(vii) reclassify, alter or amend any existing class or series of stock, if such reclassification, alteration or amendment would render such other class or series of stock as having rights, preferences or privileges in any respect senior to or otherwise pari passu with the Series A Preferred Stock;

(viii) permit any subsidiary of the Corporation to issue any shares of capital stock to any person or entity other than the Corporation or any wholly-owned subsidiary of the Corporation; or

(ix) increase or decrease the size of the Corporation’s Board of Directors to more  than or less than five (5) members.

4. Liquidation

(a) Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash, per share of Series A Preferred Stock, equal to (and not more than) the sum of the (x) Stated Value, plus (y) all accrued and unpaid dividends thereon.  All preferential amounts to be paid to the holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of  the Corporation's Junior Stock.  If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series A Preferred Stock the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

(b) Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible.

(c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than fifteen (15) days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

5. Conversion.  The holder of Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a) Right to Convert.  At any time on or after the Issuance Date, the holder of any such shares of Series A Preferred Stock may, at such holder's option, subject to the limitations set forth in Section 7 herein, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series A Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the sum of (x) the Stated Value of the shares of Series A Preferred Stock being converted thereon, plus (y) all accrued and unpaid dividends thereon, divided by (ii) the Conversion Price (as defined in Section 5(d) below) then in effect as of the date of the delivery by such holder of its notice of election to convert.  The Corporation shall keep written records of the conversion of the shares of Series A Preferred Stock converted by each holder.  A holder shall be required to deliver the original certificates representing the shares of Series A Preferred Stock upon complete conversion of the Series A Preferred Stock.

(b) Mechanics of Voluntary Conversion.  The Voluntary Conversion of Series A Preferred Stock shall be conducted in the following manner:

(i) Holder's Delivery Requirements.  To convert Series A Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Corporation, and (B) with respect to the final conversion of shares of Series A Preferred Stock held by any holder, such holder shall surrender to a common carrier for delivery to the Corporation as soon as practicable following such Conversion Date but in no event later than six (6) business days after such date the original certificates representing the shares of Series A Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”).

(ii) Corporation's Response.  Upon receipt by the Corporation of a facsimile copy of a Conversion Notice, the Corporation shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Corporation or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) business days following the date of receipt by the Corporation of the executed Conversion Notice, issue and deliver or cause to be delivered a certificate or certificates registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled.

(iii) Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(c) Mandatory Conversion.

(i) Subject to the provisions set forth below, the shares of Series A Preferred Stock outstanding on the Mandatory Conversion Date shall automatically and without any action on the part of the holder thereof, convert into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the sum of (x) the Stated Value of the shares of Series A Preferred Stock outstanding on the Mandatory Conversion Date, plus (y) all accrued and unpaid dividends thereon, divided by (ii) the Conversion Price in effect on the Mandatory Conversion Date (a “Mandatory Conversion”).

(ii) As used herein, a “Mandatory Conversion Date” shall be the first date at least six (6) months after the issuance of the Series A Preferred Stock on which each of the following conditions shall have been satisfied: (x) the Corporation shall have consummated, on or prior to such date, a Qualified Financing for aggregate gross proceeds to the Corporation of $7,000,000, (y) the volume weighted average trading price for the Common Stock for each day on thirty (30) consecutive trading days immediately preceding such date, as published by Bloomberg, must be above a price of $1.50 (“VWAP”) and the trading volume over that period must exceed 1,500,000 shares, and (z) as of such date, all shares of Common Stock issuable upon conversion of the Series A Preferred Stock are registered under the Securities Act of 1933 pursuant to an effective registration statement or are otherwise eligible for sale under Rule 144 of the Act.  Notwithstanding the foregoing, no mandatory conversion shall be effected, and no “Mandatory Conversion Date” shall occur, if the Corporation fails to consummate a Qualified Financing for aggregate gross proceeds to the Corporation of $7,000,000 on or before June 30, 2012.  The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to in this Certificate of Designation as the “Conversion Date.” A “Qualified Financing” shall mean (A) an equity financing transaction or series of equity financing transactions consummated by the Corporation at an effective price per share of Common Stock of no less than $0.83 per share and shall include the transaction in which the Series A Preferred Stock is sold to the holders and the offering of units pursuant to the Subscription Agreement dated as of May 13, 2011, between the Corporation and each investor signatory thereto (the “Unit Offering”), and (B) a licensing transaction in cash consummated by the Corporation.

(iii) On the Mandatory Conversion Date (if each of the conditions of clauses (x), (y) and (z) of Section 5(c)(ii) are met), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the Preferred Stock Certificates are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue the shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock unless the Preferred Stock Certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen, or destroyed, and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.  Upon the occurrence of the automatic conversion of the Series A Preferred Stock pursuant to this Section 5, the holders of the Series A Preferred Stock shall surrender the Preferred Stock Certificates representing the Series A Preferred Stock for which the Mandatory Conversion Date has occurred to the Corporation and the Corporation shall deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 5(b)(ii)) to the holder within three (3) business days of the holder's delivery of the applicable Preferred Stock Certificates.

(d) Conversion Price. The term “Conversion Price” shall mean $0.83 per share, subject to adjustment under Section 5(e) hereof.

(e) Adjustments of Conversion Price.

(i) Stock Dividends and Splits.  If the Corporation, at any time while any share of Series A Preferred is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of the shares of Series A Preferred Stock or securities issued in the Unit Offering, including any exercise of warrants issued therewith), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon conversion of the shares of Series A Preferred Stock shall be proportionately adjusted such that the aggregate Conversion Price of the Series A Preferred Stock shall remain unchanged.  Any adjustment made pursuant to this Section 5(e)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(ii) Fundamental Transaction.  If, at any time while any shares of the Series A Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each “Fundamental Transaction”), then, upon any subsequent conversion of the Series A Preferred Stock, the holders of the Series A Preferred Stock shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which the Series A Preferred Stock is convertible immediately prior to such event.  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders of the Series A Preferred Stock shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series A Preferred Stock following such Fundamental Transaction.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 5(e)(ii) and insuring that the Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(iii) Adjustments for Issuance of Additional Shares of Common Stock. In the event the Corporation, shall, at any time, from time to time, issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subsections (i) and (ii) of this Section 5(e) or upon exercise or conversion of Common Stock Equivalents (hereafter defined) granted or issued prior to the Issuance Date at the conversion price applicable to such Common Stock Equivalents in effect on the Issuance Date) (the “Additional Shares of Common Stock”), at a price per share less than the Conversion Price, the Conversion Price then in effect upon each such issuance shall be adjusted to a price equal to the consideration per share paid for such Additional Shares of Common Stock.

No adjustment of the number of shares of Common Stock shall be made under this Section 5(e)(iii) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Common Stock Equivalents (as defined below), if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefor) pursuant to Section 5(e)(iv).
(iv) Issuance of Common Stock Equivalents.  If the Corporation, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than (a) the Series A Preferred Stock or warrants issued to the holders of the Series A Preferred Stock, or (b) warrants issued pursuant to the  Subscription Agreement dated as of May 13, 2011, between the Corporation and each investor signatory thereto, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold (collectively, the “Common Stock Equivalents”) and the aggregate of the price per share for which Additional Shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent, plus the consideration received by the Corporation for issuance of such Common Stock Equivalent, divided by the number of shares of Common Stock issuable pursuant to such Common Stock Equivalent (the “Aggregate Per Common Share Price”), shall be less than the Conversion Price, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall make the Aggregate Per Common Share Price be less than Conversion Price in effect at the time of such amendment, then the Conversion Price then in effect shall upon each such issuance be adjusted to a price equal to the Aggregate Per Common Share Price.   No adjustment of the Conversion Price shall be made under this subsection (iv) upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any adjustment shall previously have been made to the exercise price of such warrants then in effect upon the issuance of such warrants or other rights pursuant to this subsection (iv).

(v) Record Date.  In case the Corporation shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(vi) Certain Issues Excepted.  Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price of shares of Common Stock issuable upon conversion of the Series A Preferred Stock upon the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Corporation, in an aggregate amount not in excess of 10% of the outstanding shares of Common Stock on the original issuance date, pursuant to any stock or option plan duly adopted by the Board of Directors of the Corporation, (b) securities upon the exercise or exchange of or conversion of Series A Preferred Stock, (c) securities, in an aggregate amount not in excess of 10% of the outstanding shares of Common Stock on the original issuance date, issued pursuant to acquisitions or strategic transactions (including license agreements) that are approved by the Board of Directors of the Corporation, (d) securities issued pursuant to the  Subscription Agreement dated as of May 13, 2011, between the Corporation and each investor signatory thereto, and (d) securities issued pursuant to that certain Agreement and Plan of Merger among, the Corporation, FPI Corporation, a wholly owned subsidiary of the Corporation and FluoroPharma, Inc. dated as of May 13, 2011 Purchase Agreement (or securities issued on conversion or exercise of such securities).

(f) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Corporation.

(g) Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(h) Reservation of Common Stock.  The Corporation shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 120% of the number of shares of Common Stock for which the shares of Series A Preferred Stock are at any time convertible (without regard to the limitations on conversion set forth in Section 7 hereof).  The initial number of shares of Common Stock reserved for conversions of the Series A Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder at the time of issuance of the Series A Preferred Stock or increase in the number of reserved shares, as the case may be.  In the event a holder shall sell or otherwise transfer any of such holder's shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.  Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series A Preferred Stock shall be allocated to the remaining holders of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such holder.

(i) Retirement of Series A Preferred Stock.  Conversion of Series A Preferred Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date or Mandatory Conversion Date.  The Corporation shall keep written records of the conversion of the shares of Series A Preferred Stock converted by each holder.  A holder shall be required to deliver the original certificates representing the shares of Series A Preferred Stock upon complete conversion of the Series A Preferred Stock.

(j) Regulatory Compliance.  If any shares of Common Stock to be reserved for the purpose of conversion of Series A Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Corporation shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6. No Preemptive Rights.  Except as provided in Section 5 hereof and in the that certain subscription agreement with the holders of the Series A Preferred Stock, no holder of the Series A Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7. Conversion Restriction.

(a) Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, at no time may a holder of shares of Series A Preferred Stock convert shares of the Series A Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder owning more than 4.99% of all of the Common Stock outstanding at such time; provided, however, that upon a holder of Series A Preferred Stock  providing the Corporation with sixty-one (61) days notice (pursuant to Section 5(i) hereof) (the “Waiver Notice”) that such holder would like to waive Section 7(a) of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series A Preferred Stock, this Section 7(a) shall be of no force or effect with regard to those shares of Series A Preferred Stock referenced in the Waiver Notice.

(b) Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, at no time may a holder of shares of Series A Preferred Stock convert shares of the Series A Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.99% of all of the Common Stock outstanding at such time; provided, however, that upon a holder of Series A Preferred Stock  providing the Corporation with sixty-one (61) days notice (pursuant to Section 5(i) hereof) (the “Waiver Notice”) that such holder would like to waive Section 7 of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series A Preferred Stock, this Section 7 shall be of no force or effect with regard to those shares of Series A Preferred Stock referenced in the Waiver Notice.

8. Lost or Stolen Certificates.  Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date.

9. Specific Shall Not Limit General; Construction.  No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.  This Certificate of Designation shall be deemed to be jointly drafted by the Corporation and all initial purchasers of the Series A Preferred Stock and shall not be construed against any person as the drafter hereof.

10. Failure or Indulgence Not Waiver.  No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

15.           Information Rights.  Unless otherwise publicly available in electronic format on the website of the Corporation or filed with the Commission, the Corporation shall furnish to the Series A Preferred holders within one hundred and five (105) days after the end of each fiscal year, audited financial statements of the Corporation and its consolidated subsidiaries and, within sixty (60) days after the end of each of the quarters of each fiscal year, unaudited financial statements of the Corporation.

16.           Board Observer/Director. The holders of a majority of the then-outstanding shares of the Series A Preferred Stock shall have the right to appoint an observer to the Board of Directors of the Corporation (the “Observer”); provided, however, the Corporation shall have the right to withhold from Observer written materials and other information, including portions of the minutes of meetings of the Board and the right to exclude  Observer from any meeting of the Board, if the Board determines, in its sole discretion, that the Observer’s access to such information and/or presence at such meeting (i) could jeopardize an attorney-client privilege or the availability of the attorney work product doctrine or result in (a) a breach by the Corporation of its obligations under any agreement, arrangement or understanding or (b) a violation of any applicable law or (ii) must be prohibited in the Board’s exercise of its fiduciary duties to the Corporation. In addition, if the Board is considering any transaction in which Observer or any of its Affiliates has an existing interest, then the Corporation may withhold from the Observer written materials and other information relating to such transaction and the Observer shall excuse him/herself from any portion of a meeting in which such transaction is discussed. If the Corporation shall not have consummated a Qualified Financing for aggregate gross proceeds of $7,000,000 on or before June 30, 2012, the holders of a majority of the then-outstanding shares of the Series A Preferred Stock shall have the right to designate a director to serve on the Corporation’s Board of Directors. “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person, as such terms are used in and construed under Rule 144 under the Securities Act.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 13th day of May, 2011.

FLUOROPHARMA MEDICAL, INC.

By:
Name:
Title:

EXHIBIT I
FLUOROPHARMA MEDICAL, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series A Preferred Stock of FluoroPharma Medical, Inc. (the “Certificate of Designation”).  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, par value $.001 per share (the “Preferred Shares”), of FluoroPharma Medical, Inc., a Nevada corporation (the “Corporation”), indicated below into shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:
Stock certificate no(s). of Preferred Shares to be converted:
The Common Stock have been sold pursuant to the Registration Statement (as defined in the Registration Rights Agreement): YES ____NO____

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially ownedby the Holder on the Date of Conversion determined in accordance with Section 16 of theSecurities Exchange Act of 1934, as amended: _________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:
By:
Title:

Dated:

PRICES ATTACHED